Exhibit 99.1

American Spectrum Realty Reports Sale of Houston Office Property

HOUSTON--(BUSINESS WIRE)--April 6, 2010--American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment and management company headquartered in Houston, Texas, announced today the sale of 5850 San Felipe on March 31, 2010.

5850 San Felipe, a 101,880 square foot office property, is located in the Galleria area of Houston, Texas. The sale generated proceeds of approximately $5.2 million. The proceeds will be used to reduce debt, payables and other investments. The transaction generated a gain on sale before income tax expense of approximately $4.4 million. The gain will be recognized in the first quarter of 2010.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 29 offices, industrial and retail properties aggregating approximately 2.6 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO